For Immediate Release
April 26, 2010

  AJS BANCORP, INC. ANNOUNCES REGULAR SECOND QUARTER
DIVIDEND

The Company’s Board of Directors announced today that it has declared a quarterly cash dividend of $0.11 cents per share.  The dividend is payable on May 21, 2010, to stockholders of record on May 7, 2010.  AJS Bancorp, MHC (the “MHC”) intends to waive 100% of the quarterly dividend due on its 1,227,554 shares.  At March 31, 2010, cash totaled $10.1 million.  At March 31, 2010 the Bank’s tier 1 capital and tangible capital ratios were 9.3%, and its risk-based capital ratio was 20.0%.

AJS Bancorp, Inc. is the parent holding company of A.J. Smith Federal Savings Bank located in Midlothian, Illinois.  In addition to the home office the Company has two branch offices in Orland Park, Illinois.